ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of June 6, 2006 (the “Agreement”), is by and among LifTech, LLC, a Wyoming limited liability company (the “Company”), Jason Taylor (“JT”), Toby Semlek (“TS”), and USA Petrovalve, Inc., a Texas corporation (“Buyer”) which is a wholly-owned subsidiary of Flotek Industries, Inc.

WITNESSETH:

WHEREAS, Buyer desires to purchase substantially all of the assets of the Company; and

WHEREAS, JT and TS each have an ownership interest in the Company and thus would derive a substantial benefit from the consummation of the purchase transaction contemplated herein;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
THE PURCHASE

Section 1.1. Purchase. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer will purchase from the Company, and the Company will sell to Buyer, the following assets, rights, properties, and interests of the Company (the “Acquired Assets”):

(a)  The machinery, office equipment, tools, shop equipment, computers, office supplies, vehicles, furnishings and fixtures, and other items of tangible personal property of the Company, including specifically but not limited to the items described on Schedule 1.1(a) (the “Tangible Personal Property”);

(b)  The leasehold rights of the Company with respect to the items of personal property which are described on Schedule 1.1(b) (the “Leased Assets”);

(c)  The rights of the Company under the agreements listed on Schedule 1.1(c) (the “Assigned Agreements”);

(d)  All of the customer lists, customer files (including credit applications and reports, credit histories and applicable terms and conditions) books, records, ledgers, files, documents, correspondence, plans, studies, and drawings of the Company;

(e)  The inventories of finished goods, tooling inventory, work in progress and raw materials of the Company as of the Effective Time (the “Purchased Inventory”), which shall specifically include, but shall not be limited to, the inventory listed on Schedule 1.1(e) (the “Scheduled Inventory”);

(f)  The accounts receivable of the Company as of the Effective Time (the “Accounts Receivable”);

(g)  The cash and other working capital of the Company as of the Effective Time (the “Cash”); and

(h)  All of the goodwill of the Company and all of the rights of the Company to use the tradename “LifTech” or any similar name (subject to the permitted use provided for in Section 5.7) (the “Tradename”).

Section 1.2. Excluded Assets.  Notwithstanding the foregoing, the Acquired Assets shall not include the assets listed on Schedule 1.2.

Section 1.3. Purchase Price for Acquired Assets.  As consideration for the sale to it of the Acquired Assets, Buyer shall:

(a)  Pay cash at Closing in the aggregate amount of Seven Hundred Ninety-One Thousand Seven Hundred Four and No/100 Dollars ($791,704) (the “Cash Payment”) less any offset provided for in Section 1.10;

(b)  Cause Flotek Industries, Inc. (“Flotek”) to issue to JT and TS, as additional purchase price for the Acquired Assets, an aggregate number of shares (the “Flotek Shares”) of the common stock of Flotek, .0001 par value per share (the “Flotek Common Stock”) determined by dividing Three Million Eight Hundred Fifty-Eight Thousand Five Hundred Twenty-Three and No/100 Dollars ($3,858,523) by the Share Value. The Flotek Shares shall be allocated to JT and TS as indicated on Schedule 1.3(b). For purposes herein, the term “Share Value” shall mean the value of the Flotek Shares based on the average for the ten business days that precede June 6, 2006 of daily closing trading prices of the Flotek Common Stock on the American Stock Exchange;

(c)  Assume liability, up to a maximum aggregate assumed amount of $1,231,000, for the accounts payable of the Company (the “Accounts Payable”) set forth on the April 30, 2006 Financial Statements or arising subsequent to April 30, 2006, in the ordinary course of business which are identified in the Closing Statement (as defined in Section 1.7) (collectively, the “Assumed Liabilities”); and

(d)  Execute and deliver to the Company a Promissory Note in the amount of Five Hundred Fourteen Thousand Four Hundred Sixty-Nine and No/100 Dollars ($514,469) in the form of Exhibit 1.3(d).

Section 1.4. Assumption of Liabilities. Except as provided for in Section 1.3, Buyer has not and will not assume from the Company any liability or obligation.

Section 1.5. Allocation. The parties will allocate for all purposes (including, but not limited to, financial accounting and tax purposes) the purchase price of the Acquired Assets as indicated on Schedule 1.5.

Section 1.6. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Purchase Transaction”) shall take place at the offices of the attorneys for Buyer in Houston, Texas as promptly as practicable (but in any event within five business days) following the date on which the last of the conditions set forth in Article VI is fulfilled or waived, or at such other time and place as Buyer and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing will be effective as of June 1, 2006 (the “Effective Time”).

Section 1.7. Transfer Documents. At the Closing, each of the parties hereto will perform such acts and deliver such documents as are required pursuant to the terms hereof to be delivered at Closing, including but not limited to:

(a) the Company, JT and TS shall:

(i) execute, acknowledge and deliver to Buyer all deeds, bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance, sale, transfer and assignment as shall be required to vest effectively in Buyer good and indefeasible title in and to the Acquired Assets, free and clear of all liens or encumbrances, including specifically, but not by way of limitation, an assignment, bill of sale and assumption agreement in the form of Exhibit 1.7(a) (the “Assignment”) and the Employment Agreements in the form of Exhibit 5.8 (the “Employment Agreements”);

(ii) deliver or cause to be delivered to Buyer possession of all of the Acquired Assets capable of being physically delivered; and

(iii) deliver to Buyer a closing statement, in a form reasonably satisfactory to Buyer, executed by both JT and TS setting forth the balances of Cash, Accounts Receivable, and Assumed Liabilities as of the Effective Time (the “Closing Statement”).

(b) Buyer shall:

(i) deliver to the Company the Cash Payment, net of any offset provided for in Section 1.10, in the form of bank check or wire transfer;

(ii) execute and deliver to the Company a Promissory Note and Guaranty in the form of Exhibit 1.3(d); and

(ii)  execute and deliver the Assignment and the Employment Agreements.

Section 1.9. Property Taxes. Any general property and/or ad valorem tax assessed against or pertaining to the Acquired Assets for the taxable period that includes the date of the Closing shall be prorated between Buyer and the Company.

Section 1.10. Offsets. The Cash Payment shall be offset and reduced at Closing to reflect any Working Capital Deficit. The term “Working Capital Deficit” means the excess, if any, of the balances of the following amounts as of Closing: (a) the Accounts Payable plus $1,000, over (b) the sum of the Cash and the Accounts Receivable.

Section 1.11. Index. An index identifying the sections in which the definitions of certain terms are set forth in Exhibit A.

ARTICLE II
REPRESENTATIONS AND
WARRANTIES OF BUYER

Buyer represents and warrants to the Company, JT and TS as follows:

Section 2.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Flotek is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 2.2. Authority; Non-Contravention; Approvals.

(a) Buyer and Flotek each have full corporate power and authority to execute and deliver this Agreement to consummate the transactions contemplated hereby. Other than the approval by the Board of Directors of Buyer and Flotek, no corporate proceedings on the part of Buyer or Flotek are necessary to authorize the execution and delivery of this Agreement or the consummation by Buyer and Flotek of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Flotek, and, assuming the due authorization, execution and delivery hereof by the Company, JT and TS, constitutes a valid and legally binding agreement of Buyer and Flotek enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by Buyer and Flotek and the consummation by Buyer and Flotek of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer or Flotek under any of the terms, conditions or provisions of (i) the charter or bylaw of Buyer and Flotek, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Buyer or Flotek or any of their properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Buyer or Flotek is now a party or by which Buyer or Flotek or any of its properties or assets may be bound or affected.

Section 2.3. Reports. Flotek has previously made available or delivered to the Company, JT, and TS copies of the Form 10-KSB filed by it with the Securities and Exchange Commission for the period ended December 31, 2005 (the “SEC”) and its quarterly report filed with the SEC on Form 10-QSB for the period ending March 31, 2005 (“Flotek SEC Reports”). As of their respective dates, the Flotek SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither Buyer nor Flotek has made any other representation to the Company, JT, or TS regarding the Flotek Shares. The Flotek Shares will be restricted stock which will not be tradable on the open market under the applicable securities laws.

Section 2.4. Brokers and Finders. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by Buyer of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND JT AND TS

The Company, JT and TS jointly and severally represent and warrant to Buyer that:

Section 3.1. Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wyoming and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of the Company’s organizational documents, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Buyer.

Section 3.2. Ownership. JT owns seventy percent (70%) of the issued and outstanding membership interest in the Company and TS owns thirty percent (30%) of the issued and outstanding membership interest in the Company. The only members of the Company are JT and TS.

Section 3.3. Other Entities. The Company does not own stock or other ownership interests in any other entity.

Section 3.4. Authority; Non-Contravention; Approvals.

(a) The Company has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the managers of the Company and the members of the Company to the extent required to consummate this transaction in accordance with applicable law, including but not limited to the laws of the State of Wyoming. No further actions on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, JT and TS, and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and legally binding agreement of the Company and JT and TS, enforceable against the Company, JT and TS in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

(b) Except as set forth in the disclosure schedule attached to this Agreement (the “Disclosure Schedule”), the execution and delivery of this Agreement by the Company, JT and TS and the consummation by the Company, JT and TS, of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the organizational documents of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, or any agreement to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected.

Section 3.5. Financial Statements. The Company has furnished Buyer with a balance sheet of the Company as of December 31, 2004, December 31, 2005 and April 30, 2006, and the related statement of income for the calendar years then ended (including the notes thereto) (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and are accurate and complete and fairly present the financial condition and result of operations of the Company.

Section 3.6. Absence of Undisclosed Liabilities. Except as disclosed in the Disclosure Schedule, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities or obligations (a) which are provided for in the Financial Statements or reflected in the notes thereto, (b) which were incurred after April 30, 2006, and were incurred in the ordinary course of business and consistent with past practices, or (c) liabilities or obligations under this Agreement.

Section 3.7. Absence of Certain Changes or Events. Since April 30, 2006, the business of the Company has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. Specifically, but not by way of limitation, since April 30, 2006, the Company has not engaged in or been subject to any of the actions described in Section 4.1. "Material Adverse Effect" means any event, occurrence, fact, condition, change, development, circumstance, or effect with respect to the business, assets (including intangible assets), liabilities, condition (financial or other), operations, properties (including intangible properties), results, or prospects of the Company with respect to which there is a substantial likelihood that the event, occurrence, fact etc. would have been viewed by a reasonable investor as having a significantly negative effect on the value of the consideration such reasonable investor would have been willing to pay for the purchase of the Company.

Section 3.8. Accounts Receivable. The Accounts Receivable are valid, genuine and subsisting, arise out of bona fide sales and delivery of goods, performance of services or other business transactions in the ordinary course of business and are current and collectible. Each of the Accounts Receivable will be collected in full, without any set-off and without resort to litigation, within 120 days after the Closing.

Section 3.9. Tangible Assets. The Tangible Personal Property and the Leased Assets constitute all of the tangible personal property necessary for the conduct by the Company of its business as now conducted. The Company has good and indefeasible title to the Tangible Personal Property, free and clear of all mortgages, liens, pledges, charges, or encumbrance of any nature whatsoever. The Tangible Personal Property and Leased Assets are in good, serviceable condition and fit for the particular purposes for which they are used in the business of the Company, subject only to normal maintenance requirements and wear and tear reasonably expected in the ordinary course of business.

Section 3.10. Employee Benefits. The Disclosure Schedule contains a complete list of “employee welfare plans” (as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) currently maintained by the Company or any person or trade or business under common control with the Company, or in which active or former employees of the Company (collectively, the “Affected Employees”) currently participate (which plans are hereinafter referred to as “Welfare Plans”). The Disclosure Schedule also contains a complete list of “employee pension benefit plans” as that term is defined in Section 3(2) of ERISA maintained by the Company or any person or trade or business under common control with the Company, or in which any such entity currently contributes or is required to contribute or in which Affected Employees currently participate (which plans are hereinafter referred to as “Pension Plans”). Neither the Company nor any of the Affected Employees participate or ever participated in any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA). The Welfare Plans and Pension Plans, and any other plans of the type described in the first two sentences of this Section previously applicable at any time to the Company, are collectively referred to as the “Company Plans”. Each Company Plan is or was in compliance with the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code. None of the Pension Plans has incurred any “accumulated funding deficiency” (as defined in Section 412(a) of the Code). The Company has not incurred any liability to the Pension Benefit Guaranty Corporation under Section 4062, 4063 or 4064 of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan. The Disclosure Schedule describes all bonuses and other compensation which will be payable to any of the employees of the Company as a result of the consummation of the Purchase Transaction, and any obligation to pay severance payments.

Section 3.11. Litigation. There are no claims, suits, actions, or proceedings pending or, to the Knowledge of the Company, threatened against or relating to the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. The Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. For purposes of this Agreement, “Knowledge” means actual or constructive knowledge of officers of the Company after reasonable inquiry.

Section 3.12. No Violation of Law. The Company is not in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority. Except as disclosed in the Disclosure Schedule, as of the date of this Agreement, to the Knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The governmental permits or licenses of the Company (the “Permits”) are sufficient for the Company to conduct its business in the manner currently conducted, and the Company is not in violation of the terms thereof. The Company is not in violation of the terms of any of its Permits and is not required to possess any other permit, license, franchise, variance, exemption, order or other governmental authorization, consent or approval.

Section 3.13. Labor Matters. The Disclosure Schedule sets forth a list of each of the employees of the Company, and a description of the salaries and other compensation payable to such individuals. Except as set forth in the Disclosure Schedule, (a) there are no material controversies pending or, to the Knowledge of the Company, threatened between the Company on the one hand and any of its employees on the other, (b) the Company is not a party to a collective bargaining agreement of other labor union contract applicable to persons employed by the Company, nor does the Company have any Knowledge of any activities or proceedings of any labor union to organize any such employees, (c) the Company is not a party to any written agreement, memorandum, or understanding with respect to the employment of any individual, and (d) neither the Company, JT or TS are aware of any intention of any employee to terminate his or her employment with the Company, either as a result of the Purchase Transaction or otherwise.

Section 3.14. Customer Relationships. The Disclosure Schedule lists all of the material customers of the Company. Except as set forth in the Disclosure Schedule, there has not been (a) any adverse change in the business relationship of the Company with any customer; or (b) any change in any term (including credit terms) of the agreements with any such customer. The Company has not received any customer complaints concerning its products and services.

Section 3.15. Real Property.

(a) The Company does not own and has never owned any interest of any kind (whether ownership, lease or otherwise) in any real property, except the real estate leased by it at 5608 South Winland, Gillette, Wyoming (the “Company Facilities”).

(b) The Company Facilities are in good condition (reasonable wear and tear excepted), and are adequate for the operation of the Company's business as presently conducted.

(c) The Company’s use of the Company Facilities in the normal conduct of its business does not violate any applicable building, zoning or other law, ordinance or regulation affecting such real property, and no covenants, easements, rights of way or other such conditions of record impair the Company’s use of the Company Facilities in the normal conduct of its business.

(d) The Company has not experienced any material interruption in the delivery of adequate quantities of any utilities or other public services to the Company Facilities required by the Company in the normal operation of its business.

Section 3.16. Environmental Matters. Except as set forth in the Disclosure Schedule:

(a) no notice, demand, request for information, citation, summons or order has been received, no complaint has been served, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other person relating to or arising out of any environmental law;

(b) the Company is and has been in compliance with all environmental laws and environmental permits; and

(c) there are no liabilities of or relating to the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any environmental law and there are no facts, conditions, situations or set of circumstances which could reasonable be expected to result in or be the basis for any such liability.

Section 3.17. Material Contracts. Schedule 1.1(c) lists all agreements, leases, commitments, contracts, undertakings or understandings, to which the Company is a party, including but not limited to service agreements, manufacturing agreements, purchase or sale agreements, master service agreements, supply agreements, distribution or distributor agreements, real estate leases, purchase orders, license agreements, customer orders and equipment rental agreements. Each Operating Agreement is a valid, binding and enforceable agreement of the Company and, to the Knowledge of the Company, the other parties thereto. There has not occurred any breach or default under any Operating Agreement on the part of the Company or, to the Knowledge of the Company, any other parties thereto. No event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Operating Agreement on the part of the Company, or, to the Knowledge of the Company, any of the other parties thereto. There is no dispute between the parties to any Operating Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Operating Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Operating Agreement.

Section 3.18. Inventory. The Purchased Inventory consists of items that are usable and saleable in the ordinary course of business by the Company. All items of Purchased Inventory are owned by the Company free and clear of any lien or encumbrance, and are in good condition. No items of Purchased Inventory are held by the Company on consignment from others. As of the Effective Time the Scheduled Inventory is located on the premises of the Company as the Effective Time as determined by a physical count conducted by the Company.

Section 3.19. Solvency. The Company will not be insolvent as of the Closing and will not be rendered insolvent by the Purchase Transaction. After giving effect to the consummation of the Purchase Transaction, the Company will be able to pay its liabilities as they become due.

Section 3.20. Brokers and Finders. Except as indicated in the Disclosure Schedule, the Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or the Member to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by the Company or the Member of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 3.21. Purchase for Own Account. The Flotek Shares are being or will be acquired by each of JT and TS for his own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of JT and TS at all times (subject to Section 9.4) to sell or otherwise dispose of all or any part of such securities under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act of 1933 (the “Securities Act”). JT and TS are each experienced in evaluating companies such as Flotek and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of their investment and has the ability to suffer the total loss of their investment. JT and TS each have had the opportunity to ask questions of and receive answers from executive officers of Flotek concerning the terms and conditions of the offering of the Flotek Shares and to obtain additional information to the satisfaction of JT and TS. JT and TS are each an “accredited investor” as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act. The Flotek Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of Flotek on such exemption is predicated in part on the representations set forth herein. JT and TS will not sell or assign any Flotek Shares except pursuant to a valid registration statement filed pursuant to the Securities Act or pursuant to a valid exemption from the registration requirements thereof.

Section 3.22. Disclosure. No representation or warranty of the Company, JT or TS set forth hereunder or in the schedules attached hereto or in any certificate delivered pursuant to Section 6.2(a) contains any untrue statement of the material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE CLOSING

Section 4.1. Conduct of Business of the Company. Prior to the Effective Time, the Company shall operate its business in, and only in, the usual, regular and ordinary course of business in substantially the same manner as operated on the date of this Agreement. JT and TS will assure that the Company complies with the requirements of this Section. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company will not:

(a) Sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets other than inventory in the ordinary course of business consistent with past practice;

(b) Adopt, amend or terminate any Company Plan;

(c) Except as provided in Section 5.8, amend or terminate any Operating Agreement;

(d) Enter into or modify any employment or severance agreement with any director, officer, or employee, or agree to increase the compensation of any officer, director or employee; and/or

(e) Incur any indebtedness other than indebtedness incurred in the ordinary course of business.

Section 4.2. Business Organization. Prior to the Effective Time, JT and TS shall use their respective best efforts to (a) preserve intact the business organization of the Company, (b) keep available the services of the officers and employees of the Company, (c) preserve the goodwill of the Company, (d) maintain and keep the properties and assets of the Company in as good a repair and condition as presently exists, and (e) maintain in full force and effect its insurance coverage of the Company.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1. Cooperation. The Company shall afford to Buyer and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, personnel, representatives of or contacts with governmental or regulatory authorities, agencies or bodies, commitments, and records (including, but not limited to, tax returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Company can facilitate or control) and, such parties as its representatives may reasonably request. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or with the performance of any of the employees of the Company. No investigation pursuant to this Section shall affect any representation or warranty made by any party. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement,

Section 5.2. Further Assurances. JT, TS and the Company shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer such assignments or other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel of Buyer, as shall be necessary to vest in Buyer all of the right, title and interest in and to the Acquired Assets, in each case free and clear of all liens, charges, encumbrances, rights of others, mortgages, pledges or security interests, and any other document reasonably requested by Buyer in connection with this Agreement.

Section 5.3. Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, regardless of whether the Closing occurs.

Section 5.4. Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

Section 5.5. Notification of Certain Matters. Each of the parties agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Effective Time and (b) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 5.6. Employee Matters.

(a) Effective immediately following the Closing, Buyer shall offer employment to all of the employees of the Company, each of which who accepts a position shall hereinafter be referred to as a “Affected Employee” and shall become an employee of Buyer, terminable at will. In order to facilitate the foregoing, the Company shall, effective immediately following the Closing, terminate the employment of all employees of the Company and take all appropriate steps necessary to comply with applicable law in connection with the termination of such employees.

(b) Notwithstanding anything to the contrary contained in this Section, the parties acknowledge and agree that they do not intend to create any third-party beneficiary rights respecting any employee of the Company as a result of the provisions hereof and specifically hereby negate any intention to so create any third-party beneficiary rights.

(c) With respect to employees, who accept employment with Buyer, the Company will remain responsible for medical expenses covered under their plans actually incurred prior to the Effective Time and Buyer will be responsible for all other medical expenses incurred on or after the Closing to the extent covered under their plans without the application of any waiting period for coverage generally applicable to newly hired employees. The Company shall make available, at such Affected Employee’s expense, medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to the Affected Employees to the extent required by applicable law. The Company and Buyer shall cooperate and coordinate with each other to provide continuity of health, hospitalization, life, travel and accident insurance coverage for the Affected Employees. The cost of insurance coverage for the Affected Employees from and after the Effective Time shall be borne by Buyer and not the Company, based on the terms of the health insurance policies of the Buyer which are applicable from time to time with respect to employee premium contributions and other matters.

(d) Buyer and the Company shall complete and furnish to each other any other employee data as shall be reasonably required from time to time for each party to perform and fulfill its obligations under this Section 5.6.

(e) The Company agrees that it shall be solely responsible for all liability, costs and expenses (including attorneys’ fees) for all claims relating to their employment, including but not limited to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges (collectively, “Employment Claims”) by any employee or former employee of the Company which accrued prior to the Effective Time relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by employees of the Company. Buyer agrees that it shall be responsible for all Employment Claims by any Affected Employee who accepts employment with Buyer which accrues after the Effective Time. The Disclosure Schedule sets forth a description of any known Employment Claims that have been filed or may be filed after the date hereof arising out of conditions, actions or events that occurred before the Effective Time.

Section 5.7. The Tradename. The Company will change its name to a name dissimilar to the Tradename within 10 days of Closing.

Section 5.8. Individual Agreements. At the Closing, JT and TS will each enter into with the Buyer employment agreements in the forms included on Exhibit 5.8.

Section 5.9. Prohibited Activities. Each of JT and TS agree, severally and not jointly with any other person, that he will not, during the period beginning on the date hereof and ending on the second anniversary of the Closing Date, directly or indirectly, for any reason, for his own account or on behalf of or together with any other person:

(a) engage as an officer, director or in any other managerial capacity or as an owner, co-owner or other investor of or in, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, dealer or distributor of any kind, in the business of electric submersible pumps sales and service within the United States (the “Territory”);

(b) call on or otherwise solicit any natural person who is at that time employed by the Company in any managerial capacity with the purpose or intent of attracting that person from the employ of the Company; or

(c) call on, solicit or perform services for, either directly or indirectly, any person that at that time is, or at any time within two years prior to that time was, a customer of any of the Company within any Territory, for the purpose of soliciting or selling any product or service in competition with the Companies within that Territory.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1. Conditions to Obligation of the Company to Effect the Purchase Transaction. Unless waived by the Company, the obligation of the Company to effect the Purchase Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following additional condition:

(a) Buyer shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate executed on behalf of Buyer by the President or a Vice President of Buyer and on behalf of Buyer by the Chief Executive Officer of Buyer to that effect.

Section 6.2. Conditions to Obligations of Buyer to Effect the Purchase Transaction. Unless waived by Buyer, the obligations of Buyer to effect the Purchase Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) the Company, JT and TS, shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their respective agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company, JT and TS, contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Buyer shall have received a certificate executed on behalf of the Company by the President and Chief Executive Officer of the Company to that effect;

(b) Except as stated in the Disclosure Statement, since April 30, 2006, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect; and

(c) the landlord of the Company’s facility located at 5608 S. Winland Drive, Gillette, Wyoming (the “Facility”) shall have entered into a written lease agreement acceptable to Buyer whereby Buyer leases the Facility for a period of one (1) year on the same terms and conditions as the Company presently leases the Facility.

ARTICLE VII
INDEMNIFICATION

Section 7.1. Indemnification of Buyer. JT, TS and the Company shall jointly and severally indemnify Buyer, its affiliates, and their respective officers, directors, employees and agents against, and hold each of them harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys' fees) ("Indemnified Amounts") incurred by the indemnified party as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of the Company, JT or TS in this Agreement, (b) any violation or breach by the Company, JT or TS of or default by the Company, JT or TS under the terms of this Agreement, and/or (c) any event or occurrence relating to the business of the Company occurring prior to the Effective Time. The indemnified party shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section.

Section 7.2. Indemnification of JT, TS and the Company. Buyer shall indemnify JT, TS and the Company against, and hold each of them harmless from and against, any and all Indemnified Amounts incurred by JT, TS or the Company as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Buyer in this Agreement, (b) any violation or breach by Buyer of or default by Buyer under the terms of this Agreement, and/or (c) any event or occurrence relating to the business of the Company occurring after the Effective Time other than Indemnified Amounts arising from activity conducted by JT or TS on behalf of Buyer. The indemnified party shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of his rights under this Section.

Section 7.3. Procedure. The defense of any claim, action, suit, proceeding or investigation subject to indemnification under this Article shall be conducted by the indemnifying party. If the indemnifying party fails to conduct such defense, the indemnified parties may retain counsel satisfactory to them and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any indemnified party wishing to claim indemnification under this Article VII, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the indemnifying party (but the failure so to notify a party shall not relieve such party from any liability which it may have under this Article VII except to the extent such failure materially prejudices such party). If the indemnifying party is responsible for the attorneys’ fees of the indemnified parties, then the indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

Section 7.4. Express Negligence Rule. The indemnification obligations under this Article VII shall apply regardless of whether any suit or action results solely or in part from the passive or concurrent negligence of the indemnified party; provided, however, that the indemnity obligations of the parties under Section 7.1(c) shall not apply to the extent any suit or action results from the due diligence investigation by Buyer of the Company. The rights of the parties to indemnification under this Article VII shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations.

ARTICLE VIII
MISCELLANEOUS

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) the Company shall have the right to terminate this Agreement:

(i) if the representations and warranties of Buyer shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of the subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 15 days after written notice of such failure is given to Buyer by the Company;

(ii) if the Purchase Transaction is not completed by June 30, 2006 (provided that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to the Company if the failure of the Company, JT or TS to fulfill any obligation to Buyer under or in connection with this Agreement has been the cause of or resulted in the failure of the Purchase Transaction to occur on or before such date); or

(iii) if Buyer (A) fails to perform in any material respects any of its covenants (or in all respects in the case of any covenant containing any materiality qualification) in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after written notice of such default is given to Buyer by the Company.

(b) Buyer shall have the right to terminate this Agreement:

(i) if the representations and warranties of the Company shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 15 days after written notice of such failure is given to the Company by Buyer;

(ii) if the Purchase Transaction is not completed by June 30, 2006 (provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Buyer if the failure of Buyer to fulfill any obligation to the Company under or in connection with this Agreement has been the cause of or resulted in the failure of the Purchase Transaction to occur on or before such date); or

(iii) if the Company, JT or TS (A) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of their covenants in this Agreement and (B) do not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after notice of such default is given to the Company by Buyer.

Section 8.2. Effect of Termination. In the event of termination of this Agreement by either Buyer or the Company pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of the Company, Buyer, or its respective officers or directors, JT or TS to perform any covenant or provision of this Agreement which otherwise would be required to be performed after the date of termination (except as set forth in this Section 8.2 and in Sections 5.3 and 8.9, all of which shall survive the termination). Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

Section 8.3. Remedies. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it or he may be entitled at law or equity.

Section 8.4. Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given: (i) when delivered personally during a business day to the appropriate location described below or telefaxed to the telefax number indicated below, or (ii) five (5) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed:

If to Buyer:	7030 Empire Central Drive Houston, Texas 77040 Telefax No. (713) 466-8386

With a copy to:	Casey W. Doherty Doherty & Doherty LLP 1717 St. James Place, Suite 520 Houston, Texas 77056 Telefax No. (713) 572-1001

If to the Company or JT and TS:	5608 South Winland Drive Gillette, Wyoming 52717 Telefax No. (307) 685-3255

With a copy to:	Joseph E. Hallock Stevens, Edwards, Hallock, and Carpenter, P.C. P.O. Box 1148 Gillette, WY 82717

Section 8.5. Successors. This Agreement shall be binding upon each of the parties upon their execution, and inure to the benefit of the parties hereto and their successors and assigns.

Section 8.6. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument.

Section 8.7. Section Headings. The section headings used herein are descriptive only and shall have no legal force or effect whatsoever. Except to the extent the context specifically indicates otherwise, all references to articles and sections refer to articles and sections of this Agreement, and all references to the exhibits and schedules refer to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.

Section 8.8. Gender. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural and conversely.

Section 8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, U.S.A., applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of law principles thereof.

Section 8.10. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. The parties agree to accept facsimile transmissions of signed counterparts of this Agreement, to be followed by delivery of signed original counterparts.

Section 8.11. Waiver. Any waiver by either party to be enforceable must be in writing and no waiver by either party shall constitute a continuing waiver.

Section 8.12. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

THE COMPANY: LIFTECH, LLC, a Wyoming limited liability company

By:	/s/ Jason Taylor
Name: Jason Taylor
Title: Managing Member

BUYER: USA PETROVALVE, INC., a Texas corporation

By:	/s/ Jerry D. Dumas, Sr.
Jerry D. Dumas, Sr., President

THE MEMBERS:

By:	/s/ Jason Taylor
Jason Taylor

By:	/s/ Toby Semlek
Toby Semlek

EXHIBIT A

INDEX OF DEFINITIONS

Accounts Payable	Section 1.3(c)
Accounts Receivable	Section 1.1(f)
Acquired Assets	Section 1.1
Affected Employee	Section 5.6
Affected Employees	Section 3.10
Assumed Liabilities	Section 1.3(c)
Cash	Section 1.1(g)
Cash Payment	Section 1.3
Closing	Section 1.6
Closing Date	Section 1.6
Closing Statement	Section 1.7
Company Plans	Section 3.10
Disclosure Schedule	Section 3.4(b)
Effective Time	Section 1.6
Financial Statements	Section 3.5
Flotek	Section 1.3(b)
Flotek Common Stock	Section 1.3(b)
Flotek Shares	Section 1.3(b)
Indemnified Amounts	Section 7.1
Knowledge	Section 3.11
Leased Assets	Section 1.1(b)
Material Adverse Effect	Section 3.7
Purchase Transaction	Section 1.6
Purchased Inventory	Section 1.1(e)
Scheduled Inventory	Section 1.1(f)
Tangible Personal Property	Section 1.1(a)
Tradename	Section 1.1(h)